Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports First Quarter 2023 Earnings
May 4, 2023, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (“REIT”), announced its operating results for the quarter ended March 31, 2023 (“2023 Quarter”). Total revenue for the 2023 Quarter increased to $63.0 million from $62.1 million for the quarter ended March 31, 2022 (“2022 Quarter”). Net income increased to $17.7 million for the 2023 Quarter from $17.5 million for the 2022 Quarter primarily due to (a) higher base rent at The Waycroft of $0.8 million, (b) higher base rent across the portfolio, exclusive of The Waycroft, of $0.8 million, (c) lower depreciation and amortization of deferred leasing costs of $0.3 million, partially offset by (d) higher interest expense, net and amortization of deferred debt costs of $1.2 million and (e) higher general and administrative expenses of $0.5 million. Net income available to common stockholders increased to $10.7 million, or $0.45 per basic and diluted share, for the 2023 Quarter from $10.6 million, or $0.44 per basic and diluted share, for the 2022 Quarter.
Same property revenue increased $0.9 million, or 1.5%, and same property operating income increased $1.6 million, or 3.5%, for the 2023 Quarter compared to the 2022 Quarter. Same property revenue and same property operating income are non-GAAP financial measures of performance and improve the comparability of these measures by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. We define same property revenue as total revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses, (d) change in fair value of derivatives, and (e) loss on early extinguishment of debt minus (f) gains on sale of property and (g) the results of properties not in operation for the entirety of the comparable periods. No properties were excluded from same property results. Shopping Center same property operating income for the 2023 Quarter totaled $35.0 million, a $1.0 million increase from the 2022 Quarter. Mixed-Use same property operating income totaled $11.8 million, a $0.6 million increase from the 2022 Quarter. Reconciliations of (a) total revenue to same property revenue and (b) net income to same property operating income are attached to this press release. Shopping Center same property operating income increased primarily due to (a) higher base rent of $0.8 million and (b) higher percentage rent of $0.2 million. Mixed-Use same property operating income increased primarily due to higher base rent at The Waycroft of $0.8 million.
As of March 31, 2023, 93.9% of the commercial portfolio was leased, compared to 92.5% as of March 31, 2022. As of March 31, 2023, the residential portfolio was 98.2% leased compared to 96.8% as of March 31, 2022.
Funds from operations (“FFO”) available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) was $26.9 million, or $0.81 and $0.79 per basic and diluted share, respectively, in the 2023 Quarter compared to $27.0 million, or $0.81 and $0.80 per basic and diluted share, respectively, in the 2022 Quarter. FFO is a non-GAAP supplemental earnings measure that the Company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release. The decrease in FFO available to common stockholders and noncontrolling interests was primarily the result of (a) higher interest expense, net and amortization of deferred debt costs of $1.2 million, (b) higher general and administrative expenses of $0.5 million, partially offset by (c) higher base rent at The Waycroft of $0.8 million and (d) higher base rent across the portfolio, exclusive of The Waycroft, of $0.8 million.
As of April 30, 2023, payments by tenants of contractual base rent and operating expense and real estate tax recoveries totaled approximately 99% for the 2023 Quarter. For additional discussion of how the COVID-19 pandemic has impacted the Company’s business, please see Part 1, Item 2 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.
Although we are and will continue to be actively engaged in rent collection efforts related to uncollected rent, and we continue to work with certain tenants who have requested rent deferrals, we can provide no assurance that such efforts or our efforts in future periods will be successful. As of March 31, 2023, of the $9.4 million of rents previously deferred, $8.6 million has come due and $0.3 million has been written off. Of the amounts that have come due, $8.2 million, or approximately 95%, has been paid as of April 30, 2023.
Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 61 properties, which includes (a) 50 community and neighborhood shopping centers and seven mixed-use properties with approximately 9.8 million square feet of leasable area and (b) four land and development properties. Over 85% of the Saul Centers’ property operating income is generated by properties in the metropolitan
Washington, DC/Baltimore area.

Contact:    Carlos L. Heard
    (301) 986-7737

www.SaulCenters.com

Safe Harbor Statement
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on (i) Form 10-K for the year ended December 31, 2022 and (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and include the following: (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) increases in operating costs, (ix) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (x) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xi) impairment charges, (xii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and (xiii) an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in (i) our Annual Report on Form 10-K for the year ended December 31, 2022 and (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

www.SaulCenters.com

Saul Centers, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share amounts)	March 31, 2023	December 31, 2022
Assets
Real estate investments
Land	$511,529	$511,529
Buildings and equipment	1,583,705	1,576,924
Construction in progress	365,612	319,683
	2,460,846	2,408,136
Accumulated depreciation	(698,597)	(688,475)
	1,762,249	1,719,661
Cash and cash equivalents	11,812	13,279
Accounts receivable and accrued income, net	52,614	56,323
Deferred leasing costs, net	22,855	22,388
Other assets	18,475	21,651
Total assets	$1,868,005	$1,833,302
Liabilities
Notes payable, net	$959,395	$961,577
Revolving credit facility payable, net	192,134	161,941
Term loan facility payable, net	99,419	99,382
Accounts payable, accrued expenses and other liabilities	55,790	42,978
Deferred income	22,970	23,169
Dividends and distributions payable	22,462	22,453
Total liabilities	1,352,170	1,311,500
Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 40,000,000 shares authorized, 24,029,935 and 24,016,009 shares issued and outstanding, respectively	240	240
Additional paid-in capital	447,134	446,301
Partnership units in escrow	39,650	39,650
Distributions in excess of accumulated net income	(277,020)	(273,559)
Accumulated other comprehensive income	1,402	2,852
Total Saul Centers, Inc. equity	396,406	400,484
Noncontrolling interests	119,429	121,318
Total equity	515,835	521,802
Total liabilities and equity	$1,868,005	$1,833,302

www.SaulCenters.com

Saul Centers, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue	(unaudited)
Rental revenue	$61,829	$60,680
Other	1,220	1,464
Total revenue	63,049	62,144
Expenses
Property operating expenses	8,785	9,538
Real estate taxes	7,495	7,418
Interest expense, net and amortization of deferred debt costs	11,821	10,602
Depreciation and amortization of deferred leasing costs	12,017	12,327
General and administrative	5,268	4,768
Total expenses	45,386	44,653
Net Income	17,663	17,491
Noncontrolling interests
Income attributable to noncontrolling interests	(4,161)	(4,126)
Net income attributable to Saul Centers, Inc.	13,502	13,365
Preferred stock dividends	(2,798)	(2,798)
Net income available to common stockholders	$10,704	$10,567
Per share net income available to common stockholders
Basic and diluted	$0.45	$0.44

www.SaulCenters.com

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended March 31,
(In thousands, except per share amounts)	2023	2022
Net income	$17,663	$17,491
Add:
Real estate depreciation and amortization	12,017	12,327
FFO	29,680	29,818
Subtract:
Preferred stock dividends	(2,798)	(2,798)
FFO available to common stockholders and noncontrolling interests	$26,882	$27,020
Weighted average shares and units:
Basic	33,323	33,164
Diluted (2)	34,031	33,886
Basic FFO per share available to common stockholders and noncontrolling interests	$0.81	$0.81
Diluted FFO per share available to common stockholders and noncontrolling interests	$0.79	$0.80

(1)    The National Association of Real Estate Investment Trusts (“Nareit”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on real estate assets and gains or losses from real estate dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.
(2)    Beginning March 5, 2021, fully diluted shares and units includes 1,416,071 limited partnership units that were held in escrow related to the contribution of Twinbrook Quarter. Half of the units held in escrow were released on October 18, 2021. The remaining units held in escrow are scheduled to be released on October 18, 2023.

www.SaulCenters.com

Reconciliation of revenue to same property revenue (3)
(in thousands)	Three Months Ended March 31,
	2023	2022
	(unaudited)
Total revenue	$63,049	$62,144
Less: Acquisitions, dispositions and development properties	—	—
Total same property revenue	$63,049	$62,144

Shopping Centers	$44,225	$44,099
Mixed-Use properties	18,824	18,045
Total same property revenue	$63,049	$62,144

Total Shopping Center revenue	$44,225	$44,099
Less: Shopping Center acquisitions, dispositions and development properties	—	—
Total same Shopping Center revenue	$44,225	$44,099

Total Mixed-Use property revenue	$18,824	$18,045
Less: Mixed-Use acquisitions, dispositions and development properties	—	—
Total same Mixed-Use property revenue	$18,824	$18,045

(3)     Same property revenue is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

www.SaulCenters.com

Reconciliation of net income to same property operating income (4)
	Three Months Ended March 31,
(In thousands)	2023	2022
	(unaudited)
Net income	$17,663	$17,491
Add: Interest expense, net and amortization of deferred debt costs	11,821	10,602
Add: Depreciation and amortization of deferred leasing costs	12,017	12,327
Add: General and administrative	5,268	4,768
Property operating income	46,769	45,188
Less: Acquisitions, dispositions and development properties	—	—
Total same property operating income	$46,769	$45,188

Shopping Centers	$34,965	$34,007
Mixed-Use properties	11,804	11,181
Total same property operating income	$46,769	$45,188

Shopping Center operating income	$34,965	$34,007
Less: Shopping Center acquisitions, dispositions and development properties	—	—
Total same Shopping Center operating income	$34,965	$34,007

Mixed-Use property operating income	$11,804	$11,181
Less: Mixed-Use acquisitions, dispositions and development properties	—	—
Total same Mixed-Use property operating income	$11,804	$11,181

(4) Same property operating income is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.

www.SaulCenters.com